Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA 19047 à Ph: 267-775-8100

Power Medical Interventions, Inc. Receives Accelerated $5M Milestone Payment from Intuitive Surgical, Inc.

Intuitive Exercises Right to Receive Irrevocable License Under Agreement with PMI

LANGHORNE, PA, June 2, 2009 — Power Medical Interventions®, Inc. (OTCBB: PMII.OB), a leader in developing and commercializing Intelligent Surgical Instruments™, announced today that Intuitive Surgical, Inc. has elected to exercise its right to receive an irrevocable license to certain Power Medical Intervention (PMI) intellectual property in exchange for an accelerated aggregate milestone payment of $5 million.  The payment to PMI was made in connection with the License and Development Agreement signed with Intuitive in September 2008.  As provided under terms of the agreement, Intuitive has the right to receive an irrevocable license by accelerating payment of remaining milestones. With this latest payment, PMI has received a total of $20 million under its agreement with Intuitive.

Through the companies’ License and Development Agreement, PMI and Intuitive are jointly developing a novel surgical stapling device that will attach to Intuitive’s da Vinci® Surgical System and will utilize PMI’s patented surgical stapling technology.  Once developed, this attachment will enable a physician utilizing the da Vinci Surgical System to cut and staple tissue in a broad array of surgical applications.  The companies have also previously entered into a reload supply agreement whereby PMI will be the manufacturer and exclusive supplier of certain staple reload cartridges for the newly developed device.

“Intuitive Surgical’s decision to exercise its right to secure an irrevocable license under our License and Development Agreement provides PMI with $5 million in non-dilutive financing while also offering additional critical validation of our technology from a leading developer of innovative surgical equipment,” stated Michael Whitman, president and chief executive officer of PMI. “While we are pleased that this funding will continue to assist in our efforts to strengthen our financial position, we are equally excited about our continuing collaboration with Intuitive Surgical.  It is estimated that surgical staplers are used in over 3.5 million procedures annually.  The potential to expand into a broad array of these surgical procedures will exist upon completion of our joint development initiative.  This should lead to significant benefits for surgeons in a variety of new procedures in colon and rectal, thoracic, gynecologic, and bariatric surgery.”

About Power Medical Interventions, Inc.

Power Medical Interventions is the world’s only provider of computer-assisted, power-actuated surgical cutting and stapling products.  PMI’s state-of-the-art wireless Intelligent Surgical Instruments™ are revolutionizing and expanding minimally invasive surgery applications and enabling novel surgical procedures to benefit surgeons, patients, hospitals and healthcare networks. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to,   the Company’s ability to raise additional capital; the Company’s ability to restructure its debt; the ability of the Company’s products to achieve broad market acceptance;  the possibility of incurring additional losses in the foreseeable future; the Company’s inability to further identify, develop and achieve commercial success for new products and technologies; the Company’s difficulty in increasing production to provide customers with adequate supply; the Company’s inability to improve gross margins; loss of the Company’s key suppliers; the Company’s inability to manage continued growth; inability to remediate the Company’s internal weakness over financial reporting and achieve and maintain effective internal control over financial reporting; failure in the Company’s training efforts; the risk of product liability claims connected with the use of the Company’s products; adverse effects or risks relating to the Company’s sales in international markets; the Company’s inability to comply with the covenants of its 7% Senior Convertible Secured Notes; the Company’s inability to satisfy the requirements of the U.S. Food and Drug Administration and other regulatory agencies; loss of key personnel; lack of third party coverage and reimbursement for the Company’s products; risk of loss of the Company’s key manufacturing facility, and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Report on Form 10-Q for the quarterly period ended March 31, 2009 and Annual Report on Form 10-K for the year ended December 31, 2008.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Contacts:

Power Medical Interventions, Inc.

Brian M. Posner, Chief Financial Officer

267-775-8100

Vida Communication

Tim Brons (media)

415-675-7402

tbrons@vidacommunication.com

Stephanie Diaz (investors)

415-675-7401

sdiaz@vidacommunication.com